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H&R BLOCK ADDS LEN LAUER TO BOARD OF DIRECTORS

FOR RELEASE DEC. 14, 2005

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced the election of Len Lauer, chief operating officer of Sprint Nextel Corp., to its board of directors effective today. Mr. Lauer becomes the tenth member of H&R Block’s board.

Mr. Lauer directs Sprint Nextel’s operations to deliver converged media and communications products and services to consumers. Prior to the merger of the two companies, he served as president and chief operating officer of Sprint Corp. since September 2003. A Sprint executive since 1998, Mr. Lauer has also been president of several Sprint units, including Sprint PCS, the Global Markets Division, Sprint Business, and the Consumer Services Group. Before joining Sprint, he served three years as president and chief executive officer of Bell Atlantic in New Jersey.

“Len is an influential leader with considerable experience in serving consumers in a highly competitive industry,” said Tom D. Seip, chair of H&R Block’s governance and nominating committee. “He’s a strong addition to our board who understands the actions necessary to remain a market leader.”

Mr. Lauer received a bachelor of science degree in managerial economics from the University of California – San Diego. He is a board member of VeriSign Inc., and is active in numerous civic organizations, including the Greater Kansas City Chamber of Commerce, the Nelson-Atkins Museum of Art, and the Civic Council of Greater Kansas City.

Eight of H&R Block’s 10 directors are independent, based on the board’s 2005 determination. Mark Ernst, H&R Block chairman and chief executive officer, is the only employee director.

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H&R Block Adds Len Lauer to Board – page 2 of 2

About H&R Block

H&R Block is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax/accounting/business consulting services for midsized companies. Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands: H&R Block, Option One and RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.

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